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                             [ABN-AMRO LETTERHEAD]


18th May 1998


Koninklijke Ahold N.V.
Treasury Department KA 227
Albert Heijnweg 1
1507 EH Zaandam

Attn: Mr. P.H. Freischlag and Mr. P.S.H. Zandstra
-------------------------------------------------

Dear Messrs. Freischlag and Zandstra,

                     Committed Stand-by Credit Facilities
                     ------------------------------------

As per our recent discussions on the subject we are very pleased to offer Koninklijke Ahold N.V. a new USD 2 billion committed stand-by bridge facility. The main terms and conditions of the facility are outlined below.

Borrower:          Koninklijke Ahold N.V.

Amount:            USD 2,000,000,000 (two billion)

Type of Facility:  364 day committed stand-by bridge facility

Availability:      From the date of signing up to the Repayment Date, taking
                   into account the proviso mentioned for year end drawings here below.

Pricing:           15 bp margin
                   commitment fee of 7.5 bp

Repayment Date:    Bullet at the latest 364 days after signing

Interest Period:   Any period agreed upon with the ABN AMRO Bank N.V.

Arrangement Fee:   Up front NLG 200,000
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[ABN-AMRO LOGO]


Documentation:    Standard clauses, cross default with the USD 1 billion
                  syndicated facility of Koninklijke Ahold N.V., signed on December 18, 1996 and the USD 500 min. syndicated facility dated 16th March 1998.

Governing Law:    Dutch Law

The letter represents ABN AMRO's firm commitment towards Ahold.

In case you wish to draw under this facility, we will draft documentation in co-operation with our legal department. This facility is available for a period of 364 days.

Although the Facility is available for a period of 364 days, any drawings over year end (from 15 December onwards) will be subject to an increased margin to be agreed between ABN AMRO and Koninklijke Ahold N.V.

ABN AMRO also reserves the right to syndicate part of this facility in consultation with Koninklijke Ahold N.V.

If you have any questions or remarks, please do not hesitate to contact us.


Regards,


/s/ John Martin                              /s/ Ben Kalkman
John Martin                                  Ben Kalkman
Managing Director                            Global Corporate Banker





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